Exhibit 99.1

News Release

Investor Contact:	Nicole McIntosh	Press Contact:	Roger Hoadley
	Investor Relations Manager		Communications Manager
	(913) 236-1880		(913) 236-1993

Waddell & Reed Settles NASD, Torchmark Litigation

OVERLAND PARK, KS, April 29, 2005/PRNewswire/ — Waddell & Reed Financial, Inc. today announced agreements to settle litigation with the NASD and a consortium of states relating to variable annuity sales practices; and an agreement in principle to settle major litigation with Torchmark Corporation.

Total expenses for these settlements are estimated at $32.5 million.  The Company estimates that the pre-tax charge in this quarter to record expenses of these settlements will not exceed $35 million.

“This is a positive step for Waddell & Reed, our financial advisors, our employees and our clients. These matters date back several years and their removal as an issue is an important action,” said Keith A. Tucker, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc. “We worked long and hard to move toward what we felt was an appropriate solution in each case. We’re satisfied with the resolution of these matters and are eager to focus on our clients and the strength of our business.”

Waddell & Reed agreed to the following:

•                  Payment to the NASD of $5 million; the establishment of an $11 million restitution fund for certain variable annuity clients; and a $2 million fine to a consortium of states. Waddell & Reed acknowledges the significant assistance and cooperation provided by state securities and insurance regulators in the resolution of this matter.  In agreeing to the terms of the settlement, Waddell & Reed neither admitted nor denied the NASD’s allegations.

•                  An agreement in principle to pay $14.5 million to Torchmark Corporation to settle all outstanding litigation between the companies, including actions in Alabama, Kansas and California, with the exception of the tax case between the companies regarding income tax refunds received from the state of Kansas.  In addition, both companies will execute a full general mutual release to resolve any and all claims or causes of action arising or occurring at any time in the past. Upon the completion of the formal settlement proceedings, the Alabama Courts will release to Waddell & Reed its $56 million cash bond that was posted at the time of the Alabama verdict.  It is anticipated that this will occur in 30 days or less.

The NASD settlement imposes six-month suspensions and $150,000 fines on former Waddell & Reed, Inc., President Robert Hechler, who retired in 2001, and Robert Williams, former national sales manager,

and now Senior Vice President of Public Affairs. Both individuals neither admitted nor denied the charges.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States.  Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.